EXHIBIT 23

RAYBURN, BATES & FITZGERALD, P.C.
▬▬▬▬CERTIFIED PUBLIC ACCOUNTANTS▬▬▬▬
SUITE 300
5200 MARYLAND WAY
BRENTWOOD, TENNESSEE 37027

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cavalry Bancorp, Inc.

We consent to the incorporation by reference in registration statements (No. 333-48007 and 333-35256) on Form S-8 of Cavalry Bancorp, Inc. and subsidiaries of our report dated January 27, 2005, relating to the consolidated balance sheets of Cavalry Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K of Cavalry Bancorp, Inc. and subsidiaries.

Brentwood, Tennessee
March 11, 2005